Exhibit 10.10

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement, dated as of May 4, 2006, (this “Agreement”) is entered into by and among SenoRx, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on the schedule of investors attached hereto as Schedule I (each an “Investor” and, collectively, the “Investors”).

RECITALS

A. On the terms and subject to the conditions set forth herein, each Investor is willing to purchase from the Company, and the Company is willing to sell to such Investor, a convertible promissory note in the principal amount set forth opposite such Investor’s name on Schedule I hereto.

B. Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Note (as defined below) attached hereto as Exhibit A.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Notes.

(a) Issuance of Notes. At the Closing (as defined below), the Company agrees to issue and sell to each of the Investors, and, subject to all of the terms and conditions hereof, each of the Investors severally agrees to purchase, a convertible promissory note in the form of Exhibit A hereto (each, a “Note” and, collectively, the “Notes”) in the principal amount set forth opposite the respective Investor’s name on Schedule I hereto. The obligations of the Investors to purchase Notes are several and not joint.

(b) Delivery. The sale and purchase of the Notes shall take place at a closing (the “Initial Closing”) to be held at such place and time as the Company and the Investors may determine (the “Initial Closing Date”). At the Closing, the Company will deliver to each of the Investors the respective Note to be purchased by such Investor, against receipt by the Company of the corresponding purchase price set forth on Schedule I hereto (the “Purchase Price”). Each of the Notes will be registered in such Investor’s name in the Company’s records.

(c) Subsequent Closing. The Company may issue additional Notes pursuant to this Agreement to such investors as it shall select, provided that the aggregate principal amount of all Notes issued pursuant to this Agreement does not exceed $8,000,000 (each such issuance, a “Subsequent Closing” and together with the Initial Closing, the “Closing” and the date of such Subsequent Closing, the “Subsequent Closing Date” and together with the Initial Closing Date, the “Closing Date”). At each such Subsequent Closing, the Company will deliver to each of the

Investors the respective Note to be purchased by such Investor, against receipt by the Company of the respective Purchase Price through the payment of cash as set forth on the Schedule I. Any such Investor shall become a party to this Agreement and shall have the rights and obligations hereunder. Any such Investor shall deliver the payment of the Purchase Price as set forth herein and a counterpart signature page to this Agreement to the Company.

2. Representations and Warranties of the Company. The Company represents and warrants to each Investor, except, where applicable, as set forth on the Schedule of Exceptions attached to this Agreement as Schedule II, that:

(a) Due Incorporation, Qualification, etc. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect. The Company has no subsidiaries.

(b) Authority. The execution, delivery and performance by the Company of each Transaction Document to be executed by the Company and the consummation of the transactions contemplated thereby, including without limitation the authorization, sale, issuance and delivery of the Notes and the shares of the Company’s capital stock issuable on conversion thereof: (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company (including without limitation any necessary action on the part of the stockholders of the Company).

(c) Enforceability. Each Transaction Document executed, or to be executed, by the Company has been, or will be, duly executed and delivered by the Company and constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Non-Contravention. The execution and delivery by the Company of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby, including without limitation the authorization, sale, issuance and delivery of the Notes and the shares of the Company’s capital stock issuable on conversion thereof do not and will not (i) violate the Company’s Certificate of Incorporation or Bylaws (the “Charter Documents”) or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; or (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound;.

(e) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the

Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby, including without limitation the authorization, sale, issuance and delivery of the Notes and the shares of the Company’s capital stock issuable on conversion thereof.

(f) Equity Securities. The Company’s total authorized and issued capitalization is as set forth in Schedule of Exceptions. The equity securities (“Equity Securities”) of the Company have the respective rights, preferences and privileges set forth in the Company’s Charter Documents in effect on the date hereof. All of the outstanding Equity Securities of the Company have been duly authorized and are validly issued, fully paid and nonassessable. The Company has duly reserved a sufficient number of shares of its Series C Preferred Stock and Common Stock for issuance upon conversion of the Notes and has duly reserved a sufficient number of shares of Common Stock for issuance upon conversion of the shares of Series C Preferred Stock which may be issued upon conversion of the Notes (collectively, the “Conversion Stock”). As of the date hereof, the Company has no obligations to issue additional equity securities or any other securities or rights convertible into equity securities except (i) as issuable pursuant to the Notes or (ii) as set forth in the fully diluted capitalization table attached to the Schedule of Exceptions. Upon issuance in accordance with the terms of the Notes and the Company’s Certificate of Incorporation, the Conversion Stock (i) shall be duly and validly issued, fully paid and nonassessable, (ii) shall not be subject to any preemptive rights or liens, claims, encumbrances or restrictions on transfer, other than restrictions on transfer imposed pursuant hereto or any agreement required hereunder or under applicable federal or state securities laws, and (iii) shall be issued in compliance with all applicable securities laws, as presently in effect, of the United States and each of the states whose securities laws govern the issuance of any of the Notes hereunder.

(g) Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Company which questions the validity of this Agreement, or the Notes, or the right of the Company to enter into each such agreement, or to consummate the transactions contemplated hereby or thereby or that would have, either individually or in the aggregate, a Material Adverse Effect. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of the Company’s employees, the use in connection with the Company’s business of any information or techniques allegedly proprietary to any of the Company’s former employers, or the Company’s obligations under any agreements with prior employers. The Company is not a party to, nor subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

(h) Intellectual Property. The Company has sufficient title and ownership of patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any known conflict with or infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. To its knowledge after reasonable investigation, the Company has not violated nor, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, or trade secrets or other proprietary rights of any other person or entity and the Company has not received any communication alleging such a violation or alleging that the conduct of the business as proposed to be conducted, would constitute such a violation. The Company has a valuable body of trade secrets, including know-how, concepts, computer programs and other technical data and proprietary rights and processes (the “Proprietary Information”) for the development, manufacture and sale of its products. To its knowledge after reasonable investigation, the Company has the right to use the Proprietary Information free and clear of any rights, liens, encumbrances or claims of others, except that the possibility exists that other persons may have independently developed trade secrets or technical information similar or identical to those of the Company. Since its formation, the Company has taken reasonable measures to protect the value (and, to the extent applicable, the confidentiality and security) of all Proprietary Information. The Company is not aware of any such independent development nor of any misappropriation of its Proprietary Information. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as proposed to be conducted. Neither the execution nor delivery of this Agreement or the Notes nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as proposed, will, to the Company’s knowledge after reasonable investigation, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company. Set forth in Section 2(h) of the Schedule of Exceptions is a list of all patents, trademarks and licenses of the Company.

(i) Balance Sheet; Financial Statements. The Company has made available to each Investor its unaudited financial statements of December 31, 2005 and its unaudited financial statements as of February 28, 2006 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis. The Financial Statements do not contain additional financial statements and footnotes required under GAAP, and are subject to normal year-end adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date thereof and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the balance sheet, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of the Company. Set forth in the Schedule of Exceptions is a list, effective as of the Closing, of all the amounts (including amounts due for salaries or other compensation, reimbursement of expenses, advances made to or on behalf of the Company, or services rendered to or for the benefit of the Company) owed by the Company to each director and officer.

(j) Changes. Since February 28, 2006, there has not been:

(i) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Balance Sheet, except changes in the ordinary course of business that have not, in the aggregate, had a Material Adverse Effect;

(ii) any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect;

(iii) any waiver or compromise by the Company of a material debt owed to it;

(iv) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and not having a Material Adverse Effect;

(v) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(vi) any material change in any compensation agreement or agreement with any employee, officer, director or stockholder;

(vii) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(viii) any resignation or termination of employment of any officer or key employee of the Company; and the Company is not aware of any pending resignation or termination of any such officer or key employee;

(ix) any mortgage, pledge, transfer of a security interest on or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(x) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors or any members of their immediate families, other than travel advances and other advances made in the ordinary course of business;

(xi) any declaration, setting aside or payment or other distribution in respect to any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such capital stock by the Company, except the repurchase of shares of Common Stock issued or held by employees, consultants, directors or service providers of or to the corporation or any of its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of such repurchase between the corporation and such persons and the repurchase of shares of Common Stock in connection with the exercise of the right of first refusal pursuant to agreements providing for the right of first refusal between the Company and any of its stockholders;

(xii) any material change in the accounting methods or practices followed by the Company;

(xiii) to the Company’s knowledge, any other event or condition that might have a Material Adverse Effect; or

(xiv) any arrangement or commitment to do any of the things described in clauses (i) –(xiii) above.

3. Representations and Warranties of Investors. Each Investor, for that Investor alone, represents and warrants to the Company upon the acquisition of the Note as follows:

(a) Binding Obligation. Such Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each of this Agreement and the Note issued to such Investor is a valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) Securities Law Compliance. Such Investor has been advised that the Notes, and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Such Investor is aware that the Company is under no obligation to effect any such registration with respect to the Notes, or to file for or comply with any exemption from registration. Such Investor has not been formed solely for the purpose of making this investment and is purchasing the Notes to be acquired by such Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. Such Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Such Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act.

(c) Access to Information. Such Investor acknowledges that the Company has given such Investor access to the corporate records and accounts of the Company and to all information in its possession relating to the Company, has made its officers and representatives available for interview by such Investor, and has furnished such Investor with all documents and other information required for such Investor to make an informed decision with respect to the purchase of the Notes.

4. Conditions to Closing of the Investors. Each Investor’s obligations at the Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by all of the Investors:

(a) Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall be true and correct on the Closing Date.

(b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes.

(c) Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Investors, of the Notes shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

(d) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investors.

(e) Legal Opinion. Wilson Sonsini Goodrich & Rosati, P.C. shall have provided an opinion in form and substance reasonably satisfactory to the Investors.

(f) Waiver of Preemptive Rights. The Company shall have delivered to each Investor evidence in form and substance reasonably satisfactory to such Investor evidencing the waiver of all rights of first offer or preemptive rights with respect to the Notes and the securities issuable upon conversion of the Notes by the requisite number of investors party to the Company’s Fourth Amended and Restated Investors’ Rights Agreement, dated as of May 4, 2006, among the Company and the parties thereto.

5. Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Notes at the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

(a) Representations and Warranties. The representations and warranties made by the Investors in Section 3 hereof shall be true and correct on the Closing Date.

(b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes.

(c) Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Investors, of the Notes shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

6. Miscellaneous.

(a) Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and Investors holding a Majority in Interest.

(b) Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

(c) Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(d) Successors and Assigns. Subject to the restrictions on transfer described herein, the rights and obligations of the Company and the Investors shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e) Entire Agreement. This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Company and Investors and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(f) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party as follows: (i) if to a Investor, at such Investor’s address or facsimile number set forth in the Schedule of Investors attached as Schedule I, or at such other address as such Investor shall have furnished the Company in writing, or (ii) if to the Company, at 11 Columbia, Suite A, Aliso Viejo, CA 92656, facsimile: 949.362.0300, attn: Chief Executive Officer, or at such other address or facsimile number as the Company shall have furnished to the Investors in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered, if delivered personally, (iii) when delivered, if by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(g) Expenses. The Company shall pay on demand all reasonable attorneys fees and expenses of one legal counsel to the Investors in connection with the preparation, execution and delivery of this Agreement and the other Transaction Documents, up to a maximum amount of $25,000.

(h) Separability of Agreements; Severability of this Agreement. The Company’s agreement with each of the Investors is a separate agreement and the sale of the Notes to each of the Investors is a separate sale. Unless otherwise expressly provided herein, the rights of each Investor hereunder are several rights, not rights jointly held with any of the other Investors. Any invalidity, illegality or limitation on the enforceability of the Agreement or any part thereof, by any Investor whether arising by reason of the law of the respective Investor’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Investors. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

(Signature Page Follows)

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

SENORX, INC. a Delaware corporation

By:	/s/ Lloyd Malchow
Name:	Lloyd Malchow
Title:	President and CEO

INVESTORS:

MPM BIOEQUITIES MASTER FUND, LP

By: MPM BioEquities GP, L.P., its General Partner

By: MPM BioEquities GP LLC, its General Partner

By:	/s/ Kurt Von Emster
Name:	Kurt Von Emster
Title:	Manager

AIG ANNUITY INSURANCE COMPANY

By:	/s/ Marc H. Gamsin
Name:
Title:

VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Marc H. Gamsin
Name:
Title:

[Signature page for Note Purchase Agreement]

DE NOVO VENTURES I, LP

By:	/s/ Frederick J. Dotzler
Name:	Frederick J. Dotzler
Title:	Managing Director

DE NOVO (Q) VENTURES I, LP

By:	/s/ Frederick J. Dotzler
Name:	Frederick J. Dotzler
Title:	Managing Director

[Signature page for Note Purchase Agreement]

SCHEDULE I

SCHEDULE OF INVESTORS

Name and Address	Note Amount
MPM BioEquities Master Fund LP	$3,000,000.00

(1)	All payments on account of the Notes shall be made by bank wire transfer of immediately available funds to:

Chase Manhattan Bank, NY

New York, New York

ABA No.: 021-000-21

F/A/O Goldman Sachs & Co., NY

Account No.: [Intentionally Omitted]

Account No.: [Intentionally Omitted]

Account Holder: F/F/C MPM BIOEQUITIES MASTER FUND LP

Reference:

(2)	Address for all notices:

MPM BioEquities Master Fund LP

601 Gateway Boulevard, Suite 350

South San Francisco, CA 94080

Attn: Jake Nunn

Tel.:(650) 553-3350

Fax:(650) 553-3360

Name and Address	Note Amount
AIG Annuity Insurance Company	$2,000,000.00

(1)	All payments on account of the Notes shall be made by bank wire transfer of immediately available funds to:

Bank of New York, NY

ABA #: 021-000-018

AIG RS Pool

Account #: [Intentionally Omitted]

FFC: RS2000-3 / AIG Annuity Insurance Company

Tax Payer Identification Number: [Intentionally Omitted]

(2)	Address for all notices:

AIG SunAmerica Alternative Investments

1 SunAmerica Center, 38th Flr

Los Angeles, CA 90067

Attn: Troy Fukumoto

(310) 772-6906

(310) 772-6705 fax

tfukumoto@sunamerica.com

Name and Address	Note Amount
Variable Annuity Life Insurance Company	$2,000,000.00

(1)	All payments on account of the Notes shall be made by bank wire transfer of immediately available funds to:

Bank of New York, NY

ABA #: [Intentionally Omitted]

AIG RS Pool

Account #: [Intentionally Omitted]

FFC: RS2090-3 / Variable Annuity Life Insurance Company

Tax Payer Identification Number: [Intentionally Omitted]

(2)	Address for all notices:

AIG SunAmerica Alternative Investments

1 SunAmerica Center, 38th Flr

Los Angeles, CA 90067

Attn: Troy Fukumoto

(310) 772-6906

(310) 772-6705 fax

[Intentionally Omitted]

Name and Address	Note Amount
De Novo Ventures I, LP	$165,189

(1)	All payments on account of the Notes shall be made by bank wire transfer of immediately available funds to:

[Intentionally Omitted]

(2)	Address for all notices:

De Novo Ventures I, LP

1550 El Camino Real – Suite 150

Menlo Park, CA 94025

Attn: Cathy Minshall

Tel.:(650) 329-1999

Fax:(650) 329-1315

Name and Address	Note Amount
De Novo (Q) Ventures I, LP	$834,811

(1)	All payments on account of the Notes shall be made by bank wire transfer of immediately available funds to:

[Intentionally Omitted]

(2)	Address for all notices:

De Novo (Q) Ventures I, LP

1550 El Camino Real – Suite 150

Menlo Park, CA 94025

Attn: Cathy Minshall

Tel.:(650) 329-1999

Fax:(650) 329-1315

SCHEDULE II

CAPITALIZATION

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EXHIBIT A

FORM OF NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED

SENORX, INC.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$______	May 4, 2006

Aliso Viejo, California

FOR VALUE RECEIVED, SenoRx, Inc., a Delaware corporation (the “Company”) promises to pay to _________________ (“Investor”), or its registered assigns, in lawful money of the United States of America the principal sum of $                    , or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to 15.00% per annum. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) the date that is 19 months after the date hereof (the “Maturity Date”), or (ii) the date on which, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by the Investors. This Note is one of the “Notes” issued pursuant to the Note Purchase Agreement of even date herewith (as amended, modified or supplemented, the “Note Purchase Agreement”) between the Company and the Investors (as defined in the Note Purchase Agreement).

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

7. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) the “Company” includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of the Company under this Note.

(b) “Event of Default” has the meaning given in Section 4 hereof.

II-1

(c) “Investor” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(d) “IPO” shall mean the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(e) “Majority in Interest” shall mean, Investors holding more than 50% of the aggregate outstanding principal amount of the Notes issued pursuant to the Note Purchase Agreement; provided, that a Majority in Interest must include each Investor which, individually or together with its affiliates, holds at least 33% of the aggregate outstanding principal amount of the Notes issued pursuant to the Note Purchase Agreement.

(f) “Material Adverse Effect” shall mean a material adverse effect on the business, assets, operations, prospects or financial condition of the Company.

(g) “Merger” shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction or series of transactions, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; (ii) a sale, lease or other conveyance of all or substantially all of the assets of the Company; or (iii) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

(h) “Note Purchase Agreement” has the meaning given in the introductory paragraph hereof.

(i) “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note and the Note Purchase Agreement, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(j) “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(k) “Securities Act” shall mean the Securities Act of 1933, as amended.

(l) “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, (i) indebtedness of the Company or with respect to which the Company is a guarantor, whether outstanding on the date hereof or hereafter created, to banks, commercial finance lenders or other lending institutions regularly engaged in the business of lending money, which is for money borrowed whether or not secured, and (ii) any deferrals, renewals or extensions or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness.

(m) “Transaction Documents” shall mean this Note, each of the other Notes issued under the Note Purchase Agreement and the Note Purchase Agreement.

8. Interest. If the Note is still outstanding, the accrued interest on this Note shall be payable on the Maturity Date.

9. Prepayment. Except as contemplated by Section 6 below, this Note may not be prepaid.

10. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

(a) Failure to Pay. The Company shall fail to pay (i) when due any principal or interest payment on the due date hereunder; or (ii) any other payment required under the terms of this Note on the date due and such payment shall not have been made within five days of the Company’s receipt of Investor’s written notice to the Company of such failure to pay; or

(b) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement.

11. Rights of Investor upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Sections 4(b) or 4(c)) and at any time thereafter during the continuance of such Event of Default, Investor may, with the consent of a majority in interest of the holders of the Notes issued under the Note Purchase Agreement, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 4(b) and 4(c), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default and subject to the consent of a majority in interest of the holders of the Notes issued under the Note Purchase Agreement, Investor may exercise any other right power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

12. Conversion.

(a) Automatic Conversion in Connection with an IPO. In the event the Company consummates an IPO prior to November 5, 2007, then the outstanding principal amount of this Note shall automatically convert into shares of the Company’s Common Stock at a 20% discount to the public offering price of the Common Stock as stated in the final prospectus issued in connection with the IPO. The Investor agrees to deliver the original of this Note at the closing of the IPO for cancellation, against delivery by the Company, at such closing or as soon as practicable thereafter, to Investor of the number of shares of Common Stock to which Investor shall be entitled upon conversion of this Note pursuant to this Section 6(a); provided, however, that upon satisfaction of the conditions set forth in this Section 6(a), this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The conversion shall be deemed to have been made on the closing date of such IPO. In the event of the conversion of the principal of the Note pursuant to this Section 6(a), on the date 60 days after the date of such conversion, the Company shall pay to the Investor an amount equal to the outstanding principal amount of this Note multiplied by 0.225.

(b) Optional Conversion in Connection with a Merger. In the event the Company consummates a Merger prior to November 5, 2007, then this Note shall be convertible at the option of the Investor into that number of shares of the Company’s Series C Preferred Stock as is determined by dividing such principal amount by $1.96 per share (adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations, and any other adjustments made pursuant to Article V, Section 5(c) of the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time)). Before Investor shall be entitled to convert this Note into shares of Series C Preferred Stock under this Section 6(b), Investor shall execute and deliver to the Company joinders to (i) the Series C Preferred Stock Purchase Agreement dated June 28, 2001 among the Company and the parties thereto (as amended from time to time, the “Stock

Purchase Agreement”) or a purchase agreement substantially identical to the Stock Purchase Agreement, (ii) the Company’s Fourth Amended and Restated Investors’ Rights Agreement, dated as of May 3, 2006, among the Company and the parties thereto (as amended from time to time, the “Investors’ Rights Agreement”) and (iii) the Voting Agreement, dated June 28, 2001, among the Company and the parties thereto (as amended from time to time, the “Voting Agreement”), each in a form reasonably acceptable to the Company and the Investor. In addition, before Investor shall be entitled to convert this Note into shares of Series C Preferred Stock under this Section 6(b), it shall surrender this Note, duly endorsed, at the office of the Company and shall give written notice to the Company at its principal corporate office, of the election to convert the same pursuant to this Section. The Company shall, as soon as practicable thereafter, take all action necessary to execute and deliver to the Investor counterparts to the joinders to the Stock Purchase Agreement, Investors’ Rights Agreement and Voting Agreement executed by the Investor, and issue and deliver at such office to Investor a certificate or certificates for the number of shares of Series C Preferred Stock to which Investor shall be entitled upon conversion (bearing such legends as are required by the Series C Preferred Stock purchase agreement, the Note Purchase Agreement and applicable state and federal securities laws in the opinion of counsel to the Company). The conversion shall be deemed to have been made immediately prior to the close of the Merger. In the event of the conversion of the principal of the Note pursuant to this Section 6(b), on the date 60 days after the date of such conversion, the Company shall pay to the Investor an amount equal to the outstanding principal amount of this Note multiplied by 0.225. In the event the Investor chooses not to convert this Note pursuant to this Section 6(b), the outstanding principal and accrued interest of this Note shall due and payable on the closing of the Merger. In the event any such Merger does not close, this Note shall remain outstanding in accordance with the terms set forth herein.

(c) Automatic Conversion into Series C Preferred Stock. If the this Note is still outstanding on November 5, 2007, then the outstanding principal amount of this Note plus an additional amount equal to the outstanding principal amount of this Note multiplied by 0.225 (the “Total Amount”) shall automatically convert into that number of shares of the Company’s Series C Preferred Stock as is determined by dividing such Total Amount by $1.96 per share (adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations, and any other adjustments made pursuant to Article V, Section 5(c) of the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time)). Before Investor shall be entitled to convert this Note into shares of Series C Preferred Stock under this Section 6(c), the Investor shall execute and deliver to the Company joinders to (i) the Stock Purchase Agreement or a purchase agreement substantially identical to the Stock Purchase Agreement, (ii) Company’s Investors’ Rights Agreement and (iii) the Voting Agreement, each in a form reasonably acceptable to the Company and the Investor. In addition, before Investor shall be entitled to convert this Note into shares of Series C Preferred Stock under this Section 6(c), it shall surrender this Note, duly endorsed, at the office of the Company and shall give written notice to the Company at its principal corporate office, of the election to convert the same pursuant to this Section. The Company shall, as soon as practicable thereafter, take all action necessary to execute and deliver to the Investor counterparts to the joinders to the Stock Purchase Agreement, Investors’ Rights Agreement and Voting Agreement executed by the Investor, and issue and deliver at such office to Investor a certificate or certificates for the number of shares of Series C Preferred Stock to which Investor shall be entitled upon conversion (bearing such legends as are required by the Series C Preferred Stock purchase agreement, the Note Purchase Agreement and applicable state and federal securities laws in the opinion of counsel to the Company).

(d) Optional Conversion prior to Private Placement. In the event the Company intends to enter into a venture capital, institutional or other equity financing primarily for the purpose of raising capital for the account of the Company in which shares of the Company’s preferred stock are issued (a “Private Placement”) prior to November 5, 2007, the Company shall provide Investor with no less than 30 days’ prior written notice of such Private Placement (the “Private Placement Notice”), which Private Placement Notice shall be accompanied by drafts of all documents intended to be executed in connection therewith. Upon receipt of the Private Placement Notice, the principal amount outstanding under this Note shall be convertible at the option of the Investor into that number of shares of the Company’s Series C Preferred Stock as is determined by dividing such principal amount by $1.96 per share (adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations, and any other adjustments made pursuant to Article V, Section 5(c) of the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time)). Investor must give notice to Company within twenty (20) days of the date of receipt of the Private Placement Notice in order for the Note to be convertible under this Section 6(d). Before Investor shall be entitled to convert this Note into shares of Series C Preferred Stock under this Section 6(d), Investor shall execute and deliver to the Company joinders to (i) the Stock Purchase Agreement or a purchase agreement substantially identical to the Stock Purchase Agreement, (ii) Company’s Investors’ Rights Agreement and (iii) the Voting Agreement, each in a form reasonably acceptable to the Company and the Investor. In addition, before Investor shall be entitled to convert the principal amount of this Note into shares of Series C Preferred Stock under this Section 6(d), it shall surrender this Note, duly endorsed, at the office of the Company and shall give written notice to the Company at its principal corporate office, of the election to convert the same pursuant to this Section. The Company shall, as soon as practicable thereafter, take all action necessary to execute and deliver to the Investor counterparts to the joinders to the Stock Purchase Agreement, Investors’ Rights Agreement and Voting Agreement executed by the Investor, and issue and deliver at such office to Investor a certificate or certificates for the number of shares of Series C Preferred Stock to which Investor shall be entitled upon conversion (bearing such legends as are required by the Series C Preferred Stock purchase agreement, the Note Purchase Agreement and applicable state and federal securities laws in the opinion of counsel to the Company). The conversion shall be deemed to have been made immediately prior to the close of the Private Placement, provided that Investor shall be entitled, but not obligated, to participate in the Private Placement pursuant to Section 5 of the Investors’ Rights Agreement as if Investor was an “Investor” (as defined thereunder) that is entitled to the right of first offer provided for in Section 5 thereof, and Investor’s pro rata share for purposes of Section 5 thereof shall be determined assuming that the principal amount of this Note has been converted into Series C Preferred Stock pursuant to this Section 6(d). In the event of the conversion of the principal of the Note pursuant to this Section 6(d), on the date 60 days after the date of such conversion, the Company shall pay to the Investor an amount equal to the outstanding principal amount of this Note multiplied by 0.225. In the event any such Private Placement does not close, this Note shall remain outstanding in accordance with the terms set forth herein.

(e) Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. Instead, the Company shall round down the number of shares issued upon conversion of this Note.

13. Successors and Assigns. Subject to the restrictions on transfer described in Sections 9 and 10 below, the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

14. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the holders of a Majority in Interest.

15. Transfer of this Note or Securities Issuable on Conversion Hereof. Prior to any proposed sale, assignment, transfer or pledge of this Note or any securities into which such Note may be converted (collectively, “Conversion Securities” and, together with the Notes, collectively referred to herein as “Restricted Securities”), (other than (i) a transfer not involving a change in beneficial ownership, or (ii) in transactions involving the distribution without consideration of Restricted Securities by any holder or Investor to any of its partners, members or retired partners or members, or to the estate of any of its partners, members or retired partners or members, (iii) a transfer to an affiliated fund, partnership or company, which is not a competitor of the Company, subject to compliance with applicable securities laws, or (iv) transfers in compliance with Rule 144, so long as the Company is furnished with satisfactory evidence of compliance with such Rule), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied, if requested by the Company, at such holder’s expense by either (i) a written opinion addressed to the Company of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, appropriate restrictive legends, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and in the reasonable opinion of the Company such legend is not required in order to establish compliance with any provision of the Securities Act.

Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary. Notwithstanding the foregoing, this Note may not be transferred to a competitor, as determined in good faith by the Company’s Board of Directors, of the Company.

16. Assignment by the Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the holders of a Majority in Interest.

17. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Note Purchase Agreement, or at such other address or facsimile number as the Company shall have furnished to Investor in writing. All such notices and communications will be deemed effectively given on the earlier of (i) when received, (ii) when delivered, if delivered personally, (iii) when delivered if by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid. The Company shall give Investor at least 20 days’ prior written notice of the closing of any Merger.

18. Standoff Agreement. Each Investor agrees, in connection with the Company’s initial public offering of the Company’s securities, upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, (i) not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Common Stock (or other securities) of the Company issued pursuant to this Note or the Note Purchase Agreement (other than those included in the registration, if any) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions) from the effective date of such registration as may be requested by the underwriters; provided, that the officers, directors and one percent (1%) security holders of the Company who own stock of the Company also agree to such restrictions on the same terms and conditions and (ii) to execute any agreement reflecting (i) above as may be requested by the underwriters at the time of the initial public offering.

19. Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of Company’s Senior Indebtedness.

Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement which creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company or in the event this Note shall be declared due and payable, (i) no amount shall be paid by the Company, whether in cash or property in respect of the principal of or interest on this Note at the time outstanding, unless and until the full amount of any Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the holder of this Note which shall assert any right to receive any payments in respect of the principal of and interest on this Note except subject to the payment in full all of the Senior Indebtedness then outstanding.

If an event of default has occurred with respect to any Senior Indebtedness, permitting the holder thereof to accelerate the maturity thereof, then unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note.

Nothing contained in this the preceding paragraphs shall impair, as between the Company and the Investor, the obligation of the Company, which is absolute and unconditional, to pay to the Investor hereof the principal hereof and interest hereon as and when the same shall become due and payable, or shall prevent the Investor, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the Investor pursuant to this Note.

20. Action to Collect on Note. If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

21. Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

22. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

(Signature Page Follows)

The Company has caused this Note to be issued as of the date first written above.

SENORX, INC. a Delaware corporation

By:
Name:
Title: